EXHIBIT 12

          THYSSEN LOGO                     GIDDINGS & LEWIS

          FOR IMMEDIATE RELEASE

          CONTACTS:
          FOR THYSSEN AG:                   FOR GIDDINGS & LEWIS, INC.:
          Media Contact:                    Media Contact:
          Pascale Wiedenroth                Patricia Meinecke
          (011-49-211) 824-36677            (414) 929-4212

          Investor Contact:                 Investor Contact:
          Konrad Tamschick                  Douglas Barnett
          (011-49-211) 824-38347            (414) 929-4374


                     HART-SCOTT-RODINO WAITING PERIOD FOR
           THYSSEN/GIDDINGS & LEWIS MERGER EXPIRED ON JULY 12, 1997

          FOND DU LAC, WI, JULY 14, 1997 -- GIDDINGS & LEWIS, INC. (NASDAQ: GIDL) AND THYSSEN AG announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the acquisition of Giddings & Lewis by Thyssen, expired at 11:59 p.m., New York City time, on July 12, 1997. Thyssen's tender offer for all of the outstanding common shares of Giddings & Lewis remains subject to the other conditions listed in the offer to purchase, including clearance by the German Federal Cartel Office.

          Headquartered in Fond du Lac, Wisconsin, Giddings & Lewis is the largest supplier of industrial automation products and machine tools in North America, and among the largest in the world. The company serves customers worldwide with products and services to improve manufacturing productivity.

          Thyssen AG, headquartered in Dusseldorf, is one of Germany's biggest industrial and commercial enterprises with $26.2 billion in annual revenues and approximately 113,000 employees around the world. Thyssen has around 320 companies in Germany, the U.S. and numerous other countries. Thyssen AG, through its subsidiaries, offers capital goods and manufactured products, manufactures steel products, and provides trading and services such as logistics, distribution of production materials and waste management, and lately cellular telephony. The capital goods include automation systems, machine tools, elevators and automotive supplies.

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